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                                                                    EXHIBIT 99-2

                         NCO PORTFOLIO MANAGEMENT, INC.
                           May 1, 2002, 10:00 a.m. ET
                               FRB/Weber Shandwick
                             Moderator: Nicole Engle

Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the NCO Portfolio Management first quarter conference call. At this time all participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press star followed by the zero. As a reminder, this conference is being recorded today Wednesday, May 1, 2002.

                  I would now like to turn the conference over to Ms. Nicole Engle with FRB/Weber Shandwick. Please go ahead, ma'am.

N. Engle Good morning and thank you for joining us today to discuss NCO Portfolio Management's first quarter 2002 results. By now you should have all received a faxed copy of the press release. However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000 and we will send one over to you and ensure that you are on the company's distribution list. There will be a replay for the call, which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-405-2236 or 303-590-3000, pass code 466433.

                  On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management, and Rick Palmer, Chief Financial Officer of NCO Portfolio Management. Also on the call with us is Steve Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the line for questions.

                  Before we begin, I would like to read a standard forward-looking statement disclaimer. Certain statements on this call including without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2002 and beyond, statements as to the effects of the terrorist attacks and the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's beliefs, expectations or opinion and all other statements on this call other than historical facts are forward-looking statements as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results.

                  In addition to these factors, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of its senior management team, risks related to securitizaton transactions, risks related to fluctuation in quarterly results, risks related to NCO Group's ownership control of the company, risks related to the dependency on NCO Group for its collections, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission including the annual report on Form 10-K filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                  Michael, are you ready to begin?

M. Barrist        Yes, thank you. I want to thank everyone for joining our
                  conference call today. As in the past I'm going to first go over the operational aspects of the quarter, as well as the current outlook for the economy. Rick Palmer, our Chief
                  Financial Officer, will provide a detailed financial recap and then we'll open up for questions.

                  Despite continued economic pressure on consumer payment patterns, NCPM achieved its targeted financial results during the quarter with revenue of approximately $16.2 million, net income of approximately $2.7 million and earnings per share of approximately 20 cents. For the quarter, we recognized approximately 56% of our collections as revenue and allocated the remaining 44% to amortization. Additionally, during the quarter, we continued to incur impairment charges on several of our older portfolios. I will discuss both of these trends in more detail in the part of my discussion on the economy later in the call.

                  During the quarter, the company purchased approximately $221 million of accounts for an aggregate price of approximately $9.5 million or about 4.29 cents on the dollar. Purchases were below our expectations as a result of more stringent review of our underwriting process as well as general softness in the market. Over the past few quarters, NCO Portfolio has undergone changes as it was forced to adapt to continued downturn in the economy. Weakening consumer payment trends during late 2000 and through 2001 were compounded by the events of September 11th.

                  As we entered 2002, we did so with optimism that we had reached the bottom of the economic cycle and that we would begin to see improvements in payment patterns. While the improvements have not been seen to date, we also do not feel that the economy has deteriorated any further. In essence it's almost as if we were bouncing along the bottom waiting for any type of catalyst that will spark an upward trend.

                  With that said, while the economy did not improve during the quarter, this is partially offset by the normal seasonality of the first quarter. Strong collections, primarily from tax refunds, helped us to achieve our overall budgeted collection results. While we met our financial objectives for the quarter in the aggregate, the make up of those results is what drives our dynamic modeling system which in turn provides us with a view of future anticipated results as well as insight into the correct near term underwriting for new purchases. Weaker than expected performance in several vintage portfolios purchased during a stronger economy lowered our future anticipated collections and in turn lowered the amount of revenue that we derived from each collection dollar and created some incremental impairments.

                  As we have discussed in the past, management believes that the methodology we use provides a conservative view of the life cycle of each portfolio and it takes into consideration only the factual collections to date in determining future anticipated results. The fact that we all fundamentally believe that the economy will improve over time is not taken into consideration in our estimation process. Additionally, during the first quarter, there continued to be fewer than expected portfolios offered for sale. We believe this is a result of our clients adapting their business to the current economic cycle and attempting to maximize their recovery dollars in the midst of a modest downturn trend in pricing.

                  During the quarter, we purchased paper below our targeted buy rate and all of our bid pricing was based on the current economy taking into consideration all available trend information from our dynamic modeling system. During the last conference call we informed investors that the Marlin joint venture was beginning to produce results.

                  To refresh everyone's memory, during 2001 we entered into a joint venture with Marlin Integrated Holdings. This joint venture was formed to allow the company to exploit its contractual ability to leverage the NCO Group's client list in utility and healthcare sectors. It was our goal that Marlin's underwriting expertise, industry knowledge and reputation would expedite this new market. Additionally, the joint venture has secured non-recourse financing so we can view this opportunity as a purely incremental opportunity to our financial business.

                  I am pleased to report that this joint venture is proceeding very well with purchases this quarter of $31.5 million for an aggregate price of $437,000 or 1.39 cents on the dollar. As we move into the second quarter we will continue to monitor near term and anticipated collection results in order to determine appropriate guidance going forward.

                  As of today we are not revising second quarter guidance and we are not presenting any third or fourth quarter guidance. We will update investors once we have a clear visibility as to collections and portfolio purchase patterns. I would like to make it clear that we remain cautiously optimistic about the prospect for economic upturn. While its arrival has been slower than anticipated, NCO Portfolio is doing well and will continue to execute on its business plan of conservative modeling and appropriate underwriting of new purchases.

                  One final comment before I move into the financial discussion. We've all been bombarded with news surrounding the Enron bankruptcy and off-balance sheet accounting. NCPM has two unconsolidated subsidiaries. One entity is the legacy Creditrust securitization and the other is the Marlin joint venture, which is accounted for under the equity method of accounting. These entities have absolutely no debt or liabilities that have recourse to the parent and if these subsidiaries were consolidated, our results would not change on the Marlin entity and would be slightly better with regards to the legacy securitization. Both of these entities are fully described in the notes to our financial statements.

                  I'll now turn the call over to Rick Palmer for a financial recap.

R.Palmer Thank you, Michael. Before getting into the detailed results, I would like to point out that the results of operations for last year include Creditrust Corporation from the date of the merger, February 20, 2001 through March 31, 2001 and may not be comparable to the first quarter results for 2002.

                  The final purchase price and related allocations to assets and liabilities were finalized in the fourth quarter of 2001. All relevant adjustments to the balance sheet and income statement were recorded last year. However, NCO's stock ownership may increase by approximately 1% pending the final distribution of the stock in escrow, established in connection with the merger. The final distributions are still pending a decision of the court on one matter.

                  With that background in mind, collections for the quarter were $28.9 million. These collections translated into revenues of $16.3 million or 56% of collections. This was in line with our guidance for the quarter. Collections were $20.4 million last year, which produced $12.6 million in revenue or 62% of revenue. While collections were higher than last quarter, the impact of the economy on current collections and in turn on future estimated collections had the effect of flattening income as compared to last quarter where we had $16.2 million of revenue or 63% on collections of $25.8 million.

                  The growth compared to a year ago reflects a combination of factors. The principal factor was internal growth from purchases over the course of last year and this quarter. Secondly, the results this quarter include a full quarter of collections on the Creditrust assets compared to approximately half a quarter of activity post merger last year.

                  On an ongoing basis, as we review the expected future cash flows of each portfolio, we assess the carrying value of the asset as well as the expected return on the asset. With a typical portfolio, the future cash flows are expected to recover the costs of the asset plus provide a return. Over time this return is recognized as revenue. If, based on current circumstances, the estimates are changed, the revenue to be recognized as well as the rate at which it is recognized will also change. This has affected us directly over the past two quarters. A more difficult collection environment has the effect of lowering our expected future collections. This causes our revenue as a percent of collections to decline.

                  Additionally, if the future estimated cash flows are not sufficient to recover the remaining carrying value of a portfolio, an impairment has occurred and the portfolio must be written down to its net realizable value. After a portfolio has been impaired, further shortfalls and actual collections and downward revisions of remaining projections may result in further write-downs of the file.

                  On several portfolios acquired over a year ago in a more favorable economic climate, collection shortfalls in the current quarter resulted in further reductions in future collection estimates which were significant enough to create impairments as the expected future collections were less than the carrying values on these portfolios. The impairment recorded during the first quarter was $797,000, which represents 0.6% of the carrying value of all the portfolios and 4 cents per diluted share after tax.

                  The combined carrying value of all impaired portfolios as of March 31, 2002 aggregated $7.4 million or 5.5% of the carrying value of all purchased accounts receivable. There was no impairment charge in the first quarter of 2001.

                  One comment on future impairments. Any anticipated impairments have been taken in the current period. However, estimates are estimates and some files will be higher, some lower. Under Generally Accepted Accounting Principles, any additional downward trends will result in additional impairments in the future. However, we do not expect that future impairments would exceed 2001 levels absent further deterioration of our economy.

                  Moving on to expenses, operating expenses were $10.3 million compared to $6.4 million last year and $8.8 million last quarter. Included in operating expenses are servicing fees of $8.3 million compared to $5.7 million last year and $7.1 million last quarter. The increase in servicing expenses over last year and last quarter are principally due to the growth in collections since servicing expenses are a variable expense. It is important when analyzing the results to remember that servicing expenses are paid as a commission on collections and not on revenues.

                  Further, servicing fees are seasonally high along with collections in the first quarter of each year. However, revenue is based on a relatively constant IRR for the portfolios, which smoothes the revenue over their five year life. While seasonality certainly affects the IRR, it has minimal affect on the recognition of revenue. Servicing expenses as a percentage of collections were a blended 29%, in line with expectations. Servicing expenses last year were 28% of collections. Servicing fees were 27% last quarter. All of the servicing fees this quarter were paid to NCOG. In the first quarter of 2001 servicing fees paid to NCOG were $5.4 million.

                  Payroll and related expenses and selling, general and administrative expenses were all in line with expectations for the quarter. As we have stated previously, these expenses are very small compared to the servicing fee component of our expense structure. This does give us an advantage in keeping our expense structure variable and scaleable.

                  Operating income for the quarter was $6 million. Last year operating income was $6.2 million. As we anticipated in our guidance, since servicing expenses are tied to collections and not revenue and SG&A expenses are relatively fixed, we have experienced a compression in our operating income this quarter compared to last quarter and the first quarter of last year.

                  Other income and expense relate principally to interest expense incurred on funds borrowed to fund purchases of portfolios under the sub-facility with NCO Group and to fund the acquisition of Creditrust including the securitized debt assumed in the merger. Interest expense was $1.9 million this quarter compared to $1.6 million last year. Part of the increase is also from increased borrowing for new purchases of accounts receivables since last year. Further, last year did not represent a full quarter of carrying costs for the borrowed portion of the merger costs and the assumed debt.

                  However, offsetting the borrowing for new purchases is the fact that we continue to benefit from a very low cost of funds on two floating rate notes, one of which is the inter-company note payable, and most important is that we continue to pay down our debt which reduces our carrying cost accordingly.

                  Other income recorded for the quarter was $131,000 and principally relates to earnings on the company's investment in one legacy Creditrust securitization as well as the company's interest in earnings of the joint venture with Marlin Integrated Holdings.

                  Income taxes were provided at the combined federal and state rate of 37.5%. All of the tax provision is deferred principally because of using the cost recovery method of income recognition on purchased receivables for income tax reporting and the utilization of net operating loss carryforwards acquired in the merger with Creditrust.

                  Net income for the first quarter of 2002 was $2.7 million or 20 cents per share on a diluted basis. This compares with net income for the first quarter of 2001 of $2.9 million or 27 cents per share on a diluted basis.

                  In conclusion, I have a few comments on financial condition. The company's cash balances were $9.4 million as of March 31, 2002. Cash provided by operating activities was $4.9 million for the first quarter.

                  Collections applied to principal amortization on purchased receivables were $11 million for the quarter, while purchases of receivables including investments through the joint venture were $9.2 million, for a net cash use in investing activities of $1.8 million.

                  Purchases in the quarter were below our guidance, in the range of $10-$11 million. We view this is indicative of our intent to adhere to our strict buying disciplines. These new portfolios are outperforming expectations. This strong performance indicates that our discipline is well founded. In spite of the increase in charge offs at nearly all consumer lenders during this soft economic climate, lenders are not stepping up the pace of receivable sales. As Michael stated, this could be attributable to their not wanting to sell as much at the lower prices our economic climate would otherwise indicate.

                  Cash flows used in investing activities were $3.9 million during the first quarter. $4.2 million was paid down on securitized debt and $370,000 was borrowed on the sub-facility with NCOG. The sub-facility now stands at $47.5 million outstanding which is the maximum commitment as of March 31, 2002.

                  Looking forward, the company's cash flow from operations and principal amortization of purchased accounts receivables, while somewhat reduced by the economic slowdown, is expected to provide sufficient cash flow to meet all of our obligations and provide the required cash flow for purchases of new receivables.

                  Thank you, ladies and gentlemen, that concludes my formal presentation. Now I'll turn the call back to Michael.

M. Barrist        Thank you, Rick.  Operator, can we please open up for
                  questions?

Operator Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your push button phone. If you would like to decline from the polling process, please press star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

                  The first question comes from Alan Creech. Please state your company name followed by your question.

A. Creech         Emerging Growth Equities. Good morning, guys.

Management        Good morning.

A. Creech         Listen, I understand that the purchases were below your
                  stated goal, but I guess I missed did you actually say what it was and what the value of those portfolios were?

M. Barrist        What was actually purchased?

A. Creech         Yes, how much did you spend and what was the value of the
                  portfolios that you did buy?

M. Barrist        We spent  approximately  $9.5 million to buy $221 million of portfolios, for an average price of 4.29 cents.

A. Creech         4.29 cents. Is that an indication you guys are into buying more of the secondary and tertiary paper as opposed to the primary paper or is that an indication that the primary paper is coming down a little bit?

M. Barrist        There's been a little bit of price reduction in the market place, not as much as one would expect given what's going on right now. I think it's more an indication of the increased volume that's out there in older stuff. We have not seen a lot of the quality front-end issuers really stepping up sales at this point.

A. Creech         You've  obviously  seen a pretty big  increase  in the
                  delinquencies. What are the credit card companies doing with this? Are they collecting it themselves? Is NCOG benefiting from this as a servicer? How are the credit card companies handling the increase in delinquencies?

M. Barrist        We are seeing an increase in  delinquencies  at NCO Group, but most of the clients that we collect for are clients that do not sell. We have very few clients that sell a portion and place a portion with a servicer, so we really don't share a lot of clients. We have one client in particular that has increased volume. We just have not been willing to take more from them, who does play on both sides, and sell, and they've actually sold their excess charge-offs in the near term, but we have not been willing to increase our exposure to them.

A. Creech         Good. And also in the servicing fees as a percentage of
                  collections, it was at the higher end of our range of 27%-29% as a percent of collections. Is this part of a trend? And maybe you could talk about it a little bit, Rick. In an improving economy there should be some disconnect between servicing fees and revenues, meaning servicing fees should go up immediately in the quarter and revenues as a percentage of collections would probably lag that. So in the near term there would be some compression of the operating margins in an improving economy as collections get a little bit better. Can you talk about that for a bit?

R. Palmer         Well, I think what we're seeing in this quarter is some
                  increased servicing fees related to an additional effort that's been placed to do everything possible to outsource where appropriate, accelerate outsourcing to particular legal avenues of collection, even a step up in certain arbitration proceedings, all of which has put upward pressure on our servicing fee and that's I think principally what we're seeing in this quarter.

A. Creech         Okay.  When you say legal fees are those still going  through
                  NCOG or have you contracted a third party for that?

R. Palmer         No, they're all run though NCOG.

A. Creech         Okay.

R. Palmer         NCOG is running the show.

M. Barrist        There are  direct  contractor  relationships  between  NCO
                  Portfolio and other outside vendors separate from NCO as well.
                  And you are correct in your assumption that as collections pick up, basically servicing fees are going to move in line with collections whereas the revenue percentage, the percentage of revenue out of the collections which has gone down over time due to the deterioration in the economy will start to improve if the economy picks up. But it's not like you're going to flip a switch as soon as the economy gets good and that ratio's going to go back up into the 60 some odd percent. It's going to take time for the model to basically take what's happening in the near term and once it becomes a trend, it will start to improve, but, for example, if next quarter we knock the cover off the ball and the economy all of a sudden is great and people were paying their bills, you would see a little up-tick in that ratio and you would see a lot of collection dollars and a lot of servicing fees. But you're right, in the near term it can play tricks with the numbers.

A. Creech         Okay,  good. And let me just jump back. You mentioned that you are now starting to use other third parties besides NCOG. What are some of the ratios coming out of that? Are you seeing any difference in the serviceability of a third party versus NCOG, how are they comparing?

M. Barrist        We used third  party  behind  NCOG.  NCOG does the  primary collection work and as typical with anybody who uses outside collection services, we do outsource what NCOG is not able to successfully collect to other industry professionals who can provide what we call secondary collection work and ultimately tertiary work. The results of that process have been very good. We use a champion challenge model like most of the banks use where typically we involve multiple vendors and we reward performance with incremental volume.

                  We have also tested using a law firm instead of NCO Group, a law collection firm on the front end for primary collections, which under the servicing agreements in two companies, the subsidiary is allowed to do that, and the results were not good in that process. NCO Group outperformed the other company pretty substantially. So, as of right now we are sticking with the concept and have reverted back to NCO Group doing the primary collection. But we've had a high degree of success as I said with using firms behind NCO Group for secondary and tertiary collections and we'll continue to do that.

A. Creech         Okay, great. Great quarter, guys.

Operator Our next question comes from David Scharf. Please state your company name followed by your question.

D. Scharf         Good morning. It's David Scharf at Jolson Merchant Partners.
                  Michael, quick question. Focusing on the non-impaired assets, in the last three months did you have to materially revise the liquidation curves looking forward? I mean to the extent the economy, future collections didn't bear any additional write-offs besides the impairments you took. But on the performing paper, the expected amortization rate is going to go up in the next couple of quarters?

M. Barrist        Operationally,  there's an electronic  modeling process in place which basically looks at what has happened to date in the portfolio and applies that trend to the future anticipated collection. So over time if you are collecting less than you originally anticipated, historically, it will make the assumption that you're going to collect less in the future. So what I would say to you is the older the portfolio is, the more that that process has affected it because those portfolios were bought in a different point in history when the economy was basically on fire. So there are groups of portfolios, vintage portfolios that were impaired and continue to have some impairments. There are a few other vintage portfolios that have gone into impairment and some that have been affected, but the newer the portfolio gets, the less that process is affecting them because if they were bought during the current economy, they were probably bought with an underwriting process that was more in line with what's going on today.

                  As Rick said, some of the newer firms that we've been using which are very, very conservative, we've actually been outperforming those firms and that certainly helps you over time, but does not help you in the near term. It just creates incremental amortization near term because we don't assume that the first three months of performance, if it outperforms the curve, we don't assume that that means we hit a home run, we just kind of wait it out and see where it goes over time.

D. Scharf         So using your words I guess as long as we're kind of still bouncing along the bottom there wouldn't be any suggestion that liquidation curves would be altered in any time soon for recently purchased portfolios?

M. Barrist        Basically,  every  month  that you do a buy, the liquidation curve that you are using is the culmination of everything you learned to date. But what happens is when you look at a liquidation curve it's very front end loaded. There's a lot of juice in the first four to six months and then it kind of tails off and it's a decreasing tail. By the time you develop enough trend to say okay maybe this curve should be modified, you're in the run off period of the curve. So the model adjusts the height of that run off period, but the shape, there's really no need to change the shape because it is what it is. It's basically just a downward trajectory from month seven or eight through month 60. So the models don't adjust that. I mean every month we look at and lock in every quarter what has happened to date and to the extent a curve needs to be changed it will be changed, it's just the model does it automatically.

D. Scharf         Gotcha.  And  lastly,  I'm not sure if I missed it, is there any guidance in Q2 with respect to aggregate collection rates and amortization rates that you're comfortable with?

R. Palmer         We gave guidance already on Q2.

D. Scharf         So it's the same from the first quarter?

R. Palmer         Right.

D. Scharf         Okay, gotcha.

M. Barrist        One of the things I think is important to note that if you read some of our competitors' files at the SEC they say they've never had an impairment. I don't know how, even if the economy were good, you could never have an impairment because if you buy 100 portfolios some are going to perform and some not. The only thing you know for sure is none of them will perform exactly to the curve you set. It's not possible. So you're going to always have impairments and you're going to always have history that's going to teach you something. We don't sit around as a management team and make arbitrary decisions about the performance of portfolios. We let the mathematics drive it which we think is the most conservative way to go because as I said, we can all sit here and say sometime in the next six months to a year it is very likely the economy will get better and that would drive rates up. But for us to artificially keep our model from not running down portfolios based on the fact that we know something's going to get better, that's not the right thing to do. We let the model run its course and if things do get better and when they get better, the model will run its course from that point forward and if that becomes a trend it will start to improve the future outlook.

                  But for right now we're getting hurt by the fact that the economy is down and it's been down for a long time and the model's going to run its course and from a GAAP perspective, yes, that hurts and you have impairments and your percentage revenue comes down, but from a cash collection perspective we're still out there every day pounding the pavement collecting as much cash as we can.

D. Scharf         Thanks a lot, Michael.

Operator          Thank you. The next question comes from Bill  Warmington.
                  Please state your company name followed by your question.

B. Warmington     Good morning,  everyone.  Bill Warmington,  Suntrust Robinson
                  Humphrey. I wanted to just comment that I thought that the fact that you guys were lowering your purchases in the first quarter was a good thing because what I've been hearing is consistent with what you're describing that first of all volumes are down and second of all, I've heard of some buyers out there who have aggressive money that have been keeping the prices a little bit above probably where they're attractive to you, so that makes a lot of sense. I wanted to ask a question about the effective yield accounting. Are the deals that have been booked over the past year, are they being booked at a lower yield or similar yield to the ones that have been booked in the past?

M. Barrist        They are booked at a lower yield.  Every time we do a buy, even if it's a forward-flow situation, it is underwritten off the existing buy. For example, if you bought across 12 months and you're buying at a nickel and you're collecting 12 cents and over time that 12 cents has become 10 cents and the shape of the curve has changed, every month we will load the new buy with everything we know to date as to what that curve's going to do, good or bad.

                  So what you'd see is if you looked at a forward-flow today, they would be loaded with a substantially lower yield than they were loaded a year ago because we know more today and as long as the price is going down, it should equalize out.

B. Warmington     You've been talking about some of the newer portfolios were performing ahead of expectations. I just wanted to see if you could share some of the metrics with us on that? I don't know how you track it or what you're looking at that gives you that comfort.

M. Barrist        What we're looking at is collections during the first quarter compared to expectations during the first quarter and it kind of follows logic, if you look at the older portfolios the curve keeps coming down every month based on what's happened to date. So a lot of them have kind of reached an equalization point where what we're expecting on a monthly basis equates to what the curve's looking for on a monthly basis. Some of them you're still having some bad surprises, but the majority of the newer stuff that has been loaded over the last six months, we continue to collect more on a monthly basis than anticipated.

                  There are two things going on there. One is we're pretty conservative in how we're loading these curves because the economy is bad right now and, for example, if we bought 12 monthly installments from a client, we have averages we're going to most likely load a curve today based on the low point of the average, not taking good economic cycles and rolling them in. We're going to load it based on what we truly believe is going to happen with what we buy today. So your loading curve is very, very conservative so you're going to outperform.

                  The other thing is we did have the seasonal impact of the first quarter so at the end of the day, regardless of what the economy is doing you collect extra money in the first quarter, the newer, fresher stuff obviously is where a lot of that money comes from so you're seeing up-ticks in that now.

                  One thing to be aware of is our model during the first 90 days is not taking into consideration upward trends. If we are outperforming out of the gate we ignore that for the first 90 days because it can be spotty based on, you know the business pretty well, like activation time and that sort of stuff. So if you come out of the gate and we expect to buy a portfolio the last week of the month and we have a very low expectation the first month and we blow it out of the water, we don't assume that that's indicative of what the long term performance is going to be. We wait 90 days to kind of see how it equates out.

B. Warmington     In terms of the impairments that were taken in the quarter, are those related all to the NCO Portfolio before the Creditrust acquisition or are some of the Creditrust ones being affected as well?

M. Barrist        All related to legacy NCO.

B. Warmington     Okay,  because that's the way it has been, that's consistent with the way it has been in the past. Thank you very much.

Operator Our next question comes from Jeff Kessler. Please state your company name followed by your question.

J. Kessler        Thank you. Lehman  Brothers.  Most of my questions have been answered already, but I do have one and that is, I do want to ask why and I guess it's been alluded to, that, given the state of the economy, pricing has not come down at least a little bit. The anecdotal evidence we're getting and obviously you've already alluded to it, is that pricing hasn't come down. In fact it's perhaps been a little bit pricier than you wanted it to be. And if you could just go into what are the factors that are keeping you from getting better buys out there.

M. Barrist        There are a couple of things going on. One is a supply  issue, which is, I did assume, and I'm a little shocked by the fact that there's not more supply right now. I kind of understood that through the end of last year with a lot of the clients lowering their expected results and since selling paper is very often a methodology a lot of the banks used to drive earnings, that they may have delayed the sell or made a decision to work them in house and kind of manage their strategy around where they needed to be. I thought the first quarter would really be a big catch up cycle given that charge-offs are up and delinquencies are up. We have not seen that up-tick in volume yet.

                  I'm still optimistic we'll see it at some point but we have not seen it yet and I think that you have that going on in conjunction with the fact that there is some Wall Street money behind a couple of the buyers again and you have some people out there trying to buy to a budget. Pricing has come down a little bit. It has not come down as much as you would expect it to come down given current collectibility curves, and when you look at our underwriting, we may have bid 4 cents on something last year, we're bidding 3 cents on this year we would have expected bigger reductions.

                  I'm saying we could have spent our entire budget and then some. If you want to buy, you can buy. We just have taken a business attitude that a buy budget is not the budget you should be living to. We do our underwriting, we pick the deals we want to bid on that we want to own and we pick the price we want to own them at and if we don't get them, we don't get them.

                  But there are some people out there that are paying up or paying consistent with what the trend has been. And some of the sellers are sticking with them because why take a 6 cent down to a 5 cent for NCO when someone else will step up and pay 6 cents? And over time these other buyers, some of them who are newer to the business, will realize that you can't pay 6 cents for something that's going to collect 11 cents unless you get some special provisions where you know it real well, you've got a real good mousetrap and you can count your money real fast and it will equalize back out.

                  But I've been a little surprised that pricing has not come down and that volume has not picked up and I'm hopeful that it's just a timing issue, that we just haven't hit the right cycle yet in where our clients are readjusting their business.

J. Kessler        One other question, that is for those companies that do file, that does say that there has been little or no impairment, I saw it as well, a little bit surprising. Are there definitions, do you believe there's a definition, a differentiation of what impairment is for one company and what impairment is for another company?

M. Barrist        I'll give you my view of it. I think  impairment,  when a file becomes impaired, or the test of impairment, is really a recoverability issue. Everybody, and I'm not picking on anybody else, everybody has a different way of doing this accounting. We have made the decision that when you have a business that is made up of estimates, that it's best not to have people sitting around making these decisions because you're not going to end up in a good place. And we use a mathematical methodology, a series of formulas that say what's happened to date and what does that indicate is going to happen in the future and that model makes a decision of when the future collection stream is not enough to recover, and then once that point occurs, it makes the ongoing decisions as to what the impairments will be.

                  I don't know how these other companies do their accounting and it's not just one, there are multiple companies that we've talked to that say they've never had an impairment. I don't understand that, because no matter how good you are you're going to do a bad buy. It's got to happen, so I don't understand that. But I know how we do it. We do not get people's personalities involved in it. It's a mathematical equation and there's lots of times like right now we sit around and say this thing is killing us because it doesn't know what we know, which is, over time things will get better. But it is what it is and I'd rather take the conservative road, and if it gets better and when it gets better, it will pick it back up. But I don't know how they make those decisions.

J. Kessler        Okay, thanks a lot.

Operator Our next question comes from Joe Abella. Please state your company name followed by your question.

J. Abella         Hi, guys, Joe Abella here from Investment Partners. How are you?

M. Barrist        Good.

J. Abella         Great. I wanted to thank you for  putting some more permanent capital into the company, I appreciate it. Most of my questions have been answered, but I wanted to ask you a couple of yes and no type things that possibly could be housekeeping.
                  Regarding the Creditrust escrow shares, what is exactly the hold up on all those and getting that resolved?

M. Barrist        There is one lawsuit that was an unsecured liability at the time of the bankruptcy. It's a debtor type lawsuit where the debtor's counsel has argued it's not a fair debt collection practice case, it's a defamation of character case and in accordance should be treated as a separate class and not handled in accordance with the FDCPA matter class. So the judge, believe it or not, to this date, still has not ruled on that. He keeps saying 10 more minutes for the last year and a half. So we still have not gotten a resolution on that and that is the only remaining item that needs to be disposed of.
                  And it doesn't make any sense to try and settle it out because if it gets around to the FDCPA case, first of all, they're going to collect the insurance for it and second of all, it will be forced to settle it for a very, very low number.

J. Abella         Okay. The second  thing, and I guess this is really the only other thing, is that and I don't think that anybody has really asked this question before and so at the risk of sounding stupid I'll go ahead and do it. If you say that there's a glut of demand out there right now for a relatively little supply, has the company explored and could the company explore perhaps selling some existing charge-offs that you have at a higher price than that which you bought them?

M. Barrist        We explore from time to time selling pieces of portfolios and we have at times sold pieces of portfolios. I don't think we ever get more than we paid for them although one of the models we are looking at is should we be separating certain things at the time of acquisition and selling them off instead of keeping them? Now we have lots of data and we know where we have our best effect is. Are there subsets of accounts that we can identify up front that we know will have limited effect, that maybe you don't need to sell them for what you paid for them, but you can sell them for a fraction of that and still end up better. So we are looking at that right now.

                  To date, there have been no compelling reasons to run off and sell the assets just because economically it doesn't work to our favor. I think we will get to a point or are getting to the point that there will be subsets that we want to sell based on good present value analysis and keep or sell decisions that will be built into the model. So no one has asked the question before. It's a good question and I think you will see that over the next 6-12 months as we move forward.

J. Abella         Great, thank you guys. Keep up the good work.

Operator Our next question comes from Bill Sutherland. Please state your company name followed by your question.

B. Sutherland     Commerce Capital Markets.  Hi, guys. Michael,  the industries that are putting some paper out with pricing that's interesting, can you just kind of give us some color there?
                  Where are the industries that are providing you with some opportunities?

M. Barrist        Healthcare is part of the  unexplored,  uncharted  territory that we're exploring with the Marlin joint venture very effectively. We're seeing lots of opportunity there.
                  Non-telecom utilities has been a good opportunity, good market and again it's an area a lot of people don't play in. You're buying something very, very cost effectively and because of who we are, that marketplace and the service provider, really the Marlin venture is perfect for that because we have lots of data and they have lots of experience, so we've done well there.

                  On the telecom side the stuff has been pricey. We've had a couple bids that we felt pretty strongly that we were right on the money with based on experience and a lot of underwriting and someone stepped in and bought them for 20% above us so we're not getting a lot of opportunities there. And a lot of this stuff still resides in the financial services sector, both the traditional credit card as well as non-traditional bank audit deficiency balances, those types of things.

                  And that's an area that still seems to be one of the biggest places and the most mature market places which is good and bad. It's good if there's lots of stuff there and they're un-experienced sellers and they know how to enter into a contract and how to get the deal done. The bad is that they're pretty experienced on what they want for a portfolio and what it's worth and a place where you can get hurt by some stupid money being in there, stealing some of your normal flow.

                  Now the good news is in that marketplace because there are a lot of folks that got hurt big time by CFS and ultimately got left kind of in a bind when Creditrust couldn't buy any more. They are very, very careful about who they sell to. We're going to be here, we're going to take good care of them, they know we're not going to embarrass them with their customers so that has helped us a lot.

                  So I wouldn't say we lost a lot of opportunities there, just we proceeded very cautiously and a couple of the places where there's been increased volume in that sector, places where we already have exposure and we weren't willing to increase that exposure right now.

B. Sutherland     So, telecom is really the only place that's notably where the pricing is kind of out of whack?

M. Barrist        Yeah,  we've been a little  surprised by some of the deals because we've bid on them and sometimes you bid low and you know you're bidding low because the risk/reward, you don't have enough data so the haircut you take on your bid is basically to a point that you're comfortable that you got, you know, you can make money. But there's been other ones that we've had lots of data, lots of information and a pretty good handle on what we think the yield curve's going to be and some one has kind of popped in and paid up for it. I won't say it surprised us, because nothing surprises me any more, but I don't know how they're going to make money. There's not that many tricks to this business. You know how to service it or you don't.

B. Sutherland     Has wireless been coming to market more?

M. Barrist        There have been some sales in wireless,  we have not done one yet. Did Creditrust do one? Before we bought them they did a wireless buy.

R. Palmer         Yes.  And a pretty successful one.

M. Barrist        We have not done one yet.

B. Sutherland     Well, the healthcare  pricing you just gave us was pretty
                  flabbergasting. Is that sustainable or is that just one particularly great ...

M. Barrist        That's a mix of healthcare and utility and it's really a
                  niche. A small balance healthcare, which the advantage with the Marlin joint venture, that's their market, they own that space, and our servicing platform behind them and our client list, we've had some really good kills in the marketplace where we've taken a client that NCO knows, probably clients where they've tried to get in and we put some of these deals in place where their sales people and their underwriting process know this space so well they were able to get the deals done that we would have never committed the client on our own to convert to a sale. Probably would have never gotten it on their own, so it's been very symbiotic on that basis.
                  But they know the marketplace inside out and they know the underwriting.

B. Sutherland     Are you going to have an equity line for Marlin in the second quarter?

R. Palmer         At the present time we don't plan on it, it's still not that big compared to the rest of revenue.

B. Sutherland     That's being folded into where, Rick?

R. Palmer         Other income.

B. Sutherland     Other, okay. The last thing I was going to explore, Michael, and this has been touched on before, this whole idea of the new paper and the performance of it beginning to have an impact on the legacy paper. I guess the question I'd have is, where are we in terms of the weighting of all that right now in terms of both the portfolio, and then in terms of the relationship with collections because, as you said, collections are so front end loaded? Does that make sense?

M. Barrist        Old portfolios to new portfolios?

B. Sutherland     Yeah. In other words, because you're going to reach a point, and I realize it will be gradual, but where you get into more of a virtuous cycle with the newer paper outweighing the older stuff.

M. Barrist        Bill, right now we do not break down different  buckets.  We could look at whether we'd want to do that, but we'd have to do it for everybody. But over time, you are right, and you've got really three components. You've got the legacy NCO, you've got the legacy Creditrust and you have everything that's been bought since. And you are correct, the bought since number, as that gets bigger in correlation to the others, we'll start a drive, a more positive trend in and of itself. But I am still hopeful that an upturn in the economy behind that, putting some extra wind in those sails, driving the rest of the numbers back up is really the best thing.

B. Sutherland     That could be explosive. That's great, okay. Thanks, Michael.

Operator Ladies and gentlemen, if there are any additional questions please press star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our next question.

                  Our next question comes from Gary Steiner. Please state your company name followed by your question.

G. Steiner        The company is Awad Asset Management.  Two quick questions.
                  On the servicing fees as a percentage of collections being 29%, you guys were talking little bit about that before in terms of some of the incremental cost. I thought most of those incremental costs would reside at the NCOG level. In other words if there were additional costs to collect on some of these accounts that that comes out of NCOG's hide and not yours.

M. Barrist        Any costs associated with the collection  process for accounts that NCOG is collecting comes out of NCOG. Portfolio does not incur the extra cost of us sending letters or hiring people, but to the extent that NCO Portfolio chooses to outsource accounts to other vendors besides NCO Group, which is a meaningful part of their business plan, and is the correct thing to do, those percentages charged on incrementally older accounts are higher by those firms and that's what you're seeing there.

G. Steiner        Do you expect  that  number to  continue to run a little bit higher than last year for the bulk of the year? I mean is 29% a reasonable number for the year?

R. Palmer         Well,  our guidance for the second quarter is the same range as the first quarter results, so at this point I don't think we're going to give guidance beyond that. But that factor is impacted by both outsourcing levels as well as the mix of the age of the files and how many we're buying that are new versus how many we're buying that are secondaries or tertiaries. So it does depend to some extent on where the market goes on the buy side, but we don't anticipate any radical changes in that.

G. Steiner        Okay. And then just separately in terms of the portfolios that you're buying, can you just remind me is the bulk of the stuff that you're buying from existing clients and is that pretty much the situation where your clients come to you and say hey we're going to sell a portfolio? Or are you guys being very proactive and going out and soliciting purchases outside?

M. Barrist        It's a mixed bag. I mean there's  certainly a core of
                  opportunities in healthcare and utilities and some of the core of the banking stuff that is legacy NCO clients. But the portfolio is in a high degree of success and through these normal auction channels and brokers and their own, developed relationships in sourcing a lot of deals on their own and have bought a lot of deals that they have sourced on their own and will continue down that path. In fact, we're actually thinking about hiring a specific person for that task within the company because while certainly we try to leverage everything we can relative to the NCO Group side to move clients over, there is a whole auction and broker process that's in the developed credit card market and we think that's been one of our best sources of deals. Just kind of going out on their own, separate from NCO Group in sourcing deals.

                  Now keep in mind NCO Portfolio has access to all the NCO Group data so even if they source a deal on their own and it happens to be an NCO Group client, to the extent the client will allow it, there are some situations with clients where they will not allow the sharing of data. But we've not run into that since the clients see it as an affiliate. They pretty much let us source the data, so they still have the best of all worlds. So we are grabbing stuff from the NCO Group sales people and we're grabbing stuff directly.

G. Steiner        Roughly what proportion going forward would you expect to come from each, just ballpark?

M. Barrist        I'd like to see on the banking side, half to two-thirds coming from direct source. If you look at the banking side right now, there's been a forward-flow in there that's an NCO Group client, but was also a Creditrust client before that. When you peel that away, a lot of the deals have been kind of separate.
                  Even some of the NCO clients, even though they are shared clients, they were not necessarily sourced through NCO. So I think that's been something that's developed to my surprise.
                  The NCO sales force has been helpful, but has not really been the key lead generator for every one of these deals.

G. Steiner        Thank you.

R. Palmer         Michael,  I might add one comment on that if I may. Maybe the more important factor, although it becomes most of what we're buying, is repeat business with the same sellers so that we have our own track record, the best kind of track record with that paper. Often times after many buys we can analyze the effects of and come up with the best way to go forward with that client and we seek out those clients and that it is becoming an ever greater part of our portfolio.

G. Steiner        Okay, thank you.

Operator Ladies and gentlemen, if there are any additional questions, please press star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our next question.

                  At this time there are no additional questions, please continue with your closing statements.

M. Barrist        Thank you,  operator.  I want to thank  everyone  for joining our call today. As always, please feel free to call Rick or myself with any questions. Thank you. Have a great day.

Operator Thank you. Ladies and gentlemen, this concludes the NCO Portfolio Management first quarter conference call.